NEWS RELEASE


FOR IMMEDIATE RELEASE                             Contact: Dave Kamp
January 29, 2004                                           (916) 746 3123
                                                           d.kamp@surewest.com


               Steve Oldham Named to SureWest Communications Board


(ROSEVILLE, CALIFORNIA) - SureWest Communications (Nasdaq:SURW) today announced the appointment of Steven C. Oldham to its Board of Directors. Oldham, currently a Senior Advisor to The Brattle Group, previously served in many capacities during his 26-year career with Sierra Pacific Resources, before retiring in 2003 as its Senior Vice President, Energy Services. Sierra Pacific Resources, a New York Stock Exchange Company, provides electricity and natural gas services to more than one million customers in Nevada and California.

"We are delighted that Steve Oldham has agreed to join our Board of Directors," said SureWest Chairman Kirk Doyle. "His significant managerial, financial and regulatory experiences over an extremely successful career make him a perfect choice to support our company's efforts."

Mr. Oldham satisfies all of the independent director criteria of the Nasdaq National Market, and further qualifies as an "Audit Committee Financial Expert" under the rules recently enacted by the Securities and Exchange Commission.

Oldham,  53,  began  his  career  with  Sierra  Pacific  Resources  in 1976  and thereafter held various positions with increasing responsibility in its accounting, finance and regulatory departments. Among Mr. Oldham's other positions at Sierra Pacific Resources, he served as Senior Vice President-Strategic Planning from 1999 to 2001 and as Vice President-Strategic Planning from 1997 to 1999 and Vice President-Treasurer from 1994 to 1997.

About SureWest
With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.

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